INTRODUCTION
VOTING RIGHTS
PRINCIPAL BENEFICIAL OWNERS OF SHARES
ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
PROPOSAL TO APPROVE THE M&T BANK CORPORATION 2001 STOCK OPTION PLAN
STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
PERFORMANCE GRAPH
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND ATTENDANCE
OTHER MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS
SOLICITATION COSTS
STOCKHOLDER PROPOSALS
APPENDIX A
APPENDIX B

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

(Name of Registrant as Specified in its Charter)

M&T Bank Corporation

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2)	Aggregate number of securities to which transaction applies:

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M&T BANK CORPORATION
 One M&T Plaza
Buffalo, New York 14203

Notice of 2001 Annual Meeting of Stockholders
and
Proxy Statement

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203

March 6, 2001

Dear Stockholder,

You are cordially invited to attend the 2001 annual meeting of stockholders of M&T Bank Corporation. Our annual meeting will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 17, 2001 at 11:00 a.m.

Stockholders will be asked to elect 25 directors and to consider the approval of the M&T Bank Corporation 2001 Stock Option Plan. Information about the nominees for director and the M&T Bank Corporation 2001 Stock Option Plan can be found in the attached proxy statement.

Whether or not you presently plan to attend the meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or the Internet. You may withdraw your proxy if you attend the meeting and wish to vote in person.

I urge you to vote for the election of all 25 nominees and to approve the M&T Bank Corporation 2001 Stock Option Plan.

ROBERT G. WILMERS Chairman of the Board, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

It is important that your shares be represented and voted at the Annual Meeting of Stockholders. Stockholders whose shares are held in registered form have a choice of using a traditional proxy card or voting by telephone or the Internet, as described on your proxy card. Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote using the form of proxy sent by the nominee. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

ELIMINATE DUPLICATE MAILINGS

M&T Bank Corporation currently provides annual reports to stockholders who receive proxy statements. If you are a stockholder of record and have more than one account in your name or the same address as other stockholders of record, you may authorize M&T Bank Corporation to discontinue mailings of multiple annual reports. To discontinue duplicate mailings, mark the appropriate box on each proxy card for each stockholder account that you do not wish to receive annual reports.

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	11:00 a.m., local time, on Tuesday, April 17, 2001.

PLACE	One M&T Plaza 10th Floor Buffalo, New York 14203

ITEMS OF BUSINESS	(1) To elect 25 directors for a term of one (1) year and until their successors have been elected and qualified.

(2) To consider the approval of the M&T Bank Corporation 2001 Stock Option Plan, as described in the accompanying Proxy Statement.

(3) To transact such other business as may properly come before the meeting and any adjournments thereof.

RECORD DATE	Holders of the Common Stock of record at 5:00 p.m. on February 27, 2001 are entitled to vote at the meeting.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by proxy by using one of the following methods: Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose, or vote by telephone or the Internet using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual Meeting of Stockholders. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

March 6, 2001	MARIE KING Corporate Secretary

M&T BANK CORPORATION

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of M&T Bank Corporation of proxies in the accompanying form for use at the 2001 Annual Meeting of Stockholders or any adjournment or adjournments thereof.

The proxies designated on the form, or any one of them, may exercise all the powers of said proxies and each shall have the power to appoint a substitute to act in his or her place.

The Annual Meeting of Stockholders of M&T Bank Corporation will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 17, 2001, at 11:00 a.m., local time.

M&T Bank Corporation’s mailing address is One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 842-5445.

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about March 6, 2001. A copy of M&T Bank Corporation’s Annual Report for 2000, including financial statements, accompanies this Proxy Statement, but is not part of the proxy solicitation materials.

VOTING RIGHTS

Stockholders of record at 5:00 p.m., Eastern Standard Time, on February 27, 2001 are entitled to vote at the Annual Meeting. At that time, M&T Bank Corporation had outstanding 96,677,727 shares of common stock, $0.50 par value per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Shares may not be voted at the meeting unless the owner is present or represented by proxy. A stockholder can be represented through the return of a physical proxy or by utilizing the telephone or Internet voting procedures. The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case to Marie King, Corporate Secretary, at the address set forth above, or by the vote of the stockholder in person at the Annual Meeting.

Proxies will be voted in accordance with the stockholder’s direction, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption “NOMINEES FOR DIRECTOR,” and in favor of the approval of the M&T Bank Corporation 2001 Stock Option Plan (the “2001 Stock Option Plan”).

The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the meeting. Broker non-votes will be counted as being present or represented at the meeting for purposes of establishing a quorum.

The vote of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors, assuming a quorum is present or represented at the meeting. Broker non-votes will not constitute votes cast for purposes of determining the outcome of the vote for the election of directors.

The vote of a majority of the votes cast at the meeting is required to approve the 2001 Stock Option Plan, assuming a quorum is present or represented at the meeting and that more than 50 percent of the outstanding shares of the Common Stock are voted on the proposal. Under applicable New York Stock Exchange rules, an abstention with respect to the approval of the 2001 Stock Option Plan will constitute a vote cast and therefore will have the effect of a vote “against” approval of the 2001 Stock Option Plan. Broker non-votes will not constitute votes cast and therefore will not affect the outcome of the vote on the 2001 Stock Option Plan.

PRINCIPAL BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information with respect to all persons or groups known by M&T Bank Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock as of February 27, 2001.

Name and address of
beneficial owner		No. of shares	Percent of class

A group comprised of:

Argali [BVI] Limited	P.O. Box 71 Craigmuir Chambers Rd. Town Tortola, British Virgin Islands	302,000	less than 1%

Hofin Anstalt	P.O. Box 83 Vaduz, Liechtenstein	3,100,749	3.21%

Rem Foundation	Allgemeines Treuunternehmen Postfach 34 722, FL 9490 Vaduz, Liechtenstein	4,513,200	4.67%

Roche Foundation	One M&T Plaza, 19th floor Buffalo, NY 14203	100,000	less than 1%

West Ferry Foundation	One M&T Plaza, 19th floor Buffalo, NY 14203	210,580	less than 1%

Elisabeth Roche Wilmers	One M&T Plaza, 19th floor Buffalo, NY 14203	502,610	less than 1%

Robert G. Wilmers	One M&T Plaza, 19th floor Buffalo, NY 14203	5,793,996	5.94%

Total for group		14,212,555(1)	14.57%

Berkshire Hathaway Inc.	1440 Kiewit Plaza Omaha, NE 68131	6,708,760 (2)	6.94%

(1) The members of this group have jointly filed with the Securities and Exchange Commission (“SEC”) a Schedule 13D, as amended, indicating that they constitute a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Each member of the group has indicated in such amended Schedule 13D or otherwise advised M&T Bank Corporation that such member has sole voting and dispositive power with respect to the shares indicated opposite such member’s name in the table. Robert G. Wilmers, Chairman of the Board, President and Chief Executive Officer of M&T Bank Corporation, is the trustee of the West Ferry Foundation, a charitable trust formed by him, and, as trustee, he holds sole voting and dispositive power over the shares which it owns. Mr. Wilmers is also the director and president of the Roche Foundation, and he holds sole voting and dispositive power over the shares held by it. As to Mr. Wilmers, the shares indicated in the table include the shares owned by the West Ferry Foundation, the shares owned by the Roche Foundation, 400,000 shares owned by a limited liability company of which he is sole stockholder and managing member, and 894,000 shares subject to options granted under the M&T Bank Corporation 1983 Stock Option Plan (the “1983 Stock Option Plan”) which are currently exercisable or are exercisable within 60 days after February 27, 2001 and which were deemed to be outstanding for purposes of calculating the percentage of outstanding shares beneficially owned by Mr. Wilmers and the group. See also the footnotes applicable to Mr. Wilmers in the table set forth under the caption “STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.” Hofin Anstalt is a corporation controlled by Jorge G. Pereira, a director and a vice chairman of the Board of Directors of M&T Bank Corporation. The shares indicated for Hofin Anstalt include shares held by its wholly owned subsidiaries and shares owned by Mr. Pereira through his participation in the M&T Bank Corporation Directors’ Stock Plan.

(2) Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, OBH, Inc., National Fire & Marine Insurance Company, GEICO Corporation and Government Employees Insurance Company have jointly filed with the SEC a Schedule 13G, as amended, reporting that they are the beneficial owners of in excess of 5% of the outstanding shares of Common Stock and that they have shared voting and dispositive power with respect to the indicated shares.

ELECTION OF DIRECTORS

Shares represented by properly executed proxies will be voted, unless such authority is withheld, for the election as directors of M&T Bank Corporation of the following twenty-five (25) persons, to hold office until the 2002 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 2000 Annual Meeting of Stockholders, except for Messrs. Campbell, Devorris, Hawbaker, King and Sheetz, each of whom became a director on October 6, 2000 upon M&T Bank Corporation’s acquisition of Keystone Financial, Inc. (“Keystone”), and Mr. Cunningham, who became a director on February 9, 2001 upon M&T Bank Corporation’s acquisition of Premier National Bancorp, Inc. (“Premier”). If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as M&T Bank Corporation’s management shall designate.

The principal occupation of each of the nominees for the last five years was substantially the same as is listed below. The information with respect to the nominees is as of February 27, 2001 and includes their affiliations with M&T Bank Corporation’s subsidiary banks, Manufacturers and Traders Trust Company (“M&T Bank”) and M&T Bank, National Association (“M&T Bank, N.A.”), and with M&T Bank Corporation’s other significant subsidiaries.

NOMINEES FOR DIRECTOR

WILLIAM F. ALLYN is 65, is a member of the Audit Committee and has been a director since 1998.

Mr. Allyn is president of Welch Allyn Ventures, LLC, a manufacturer of medical instruments located in the Syracuse, New York area. He is a director of M&T Bank and a member of its Examining Committee. Mr. Allyn is a director of Niagara Mohawk Power Corporation and Oneida Limited, Inc. He is a trustee of Syracuse University and an overseer of the Thayer School of Engineering at Dartmouth College. Mr. Allyn is a board member and chairman of Hand Held Products, Inc., a board member and vice chairman of the Business Council of New York, and is past chairman of the Manufacturers Association of Central New York.

BRENT D. BAIRD is 62, is a member of the Executive and Compensation Committees and has been a director since 1983.

Mr. Baird is a private investor. He is a director of M&T Bank and a member of its Executive, Trust and Investment, Nomination, and Community Reinvestment Act Committees. Mr. Baird is a director of M&T Financial Corporation and a member of M&T Bank’s Directors Advisory Council-New York City Division. He is chairman of the board of directors of First Carolina Investors, Inc. and president of Citizens Growth Properties, both of which are engaged in the real estate business. Mr. Baird is also president and a director of Merchants Group, Inc. and a director of Todd Shipyards Corporation, Exolon-ESK Company, and Ecology and Environment, Inc.

JOHN H. BENISCH is 65 and has been a director since 1988.

Mr. Benisch is a founder and limited principal of Colliers ABR, Inc., a real estate firm based in New York City which is engaged in leasing, management and consulting services. Colliers ABR, Inc. is also an owner/member of Colliers International Property Consultants, which has regional offices throughout the United States and internationally. He is a member of M&T Bank’s Directors Advisory Council-New York City Division and a member of its Community Reinvestment Act Committee. Mr. Benisch is a member of The Real Estate Board of New York, Inc. He is also an honorary trustee of St. Mary’s Hospital for Children, Bayside, New York, and is a member of The Salvation Army of Greater New York Advisory Board.

ROBERT J. BENNETT is 59, is a member of the Executive Committee and has been a director since 1998.

Mr. Bennett is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. He is a member of M&T Bank’s Directors Advisory Council-Syracuse Division. Mr. Bennett served as chairman of the board of M&T Bank Corporation from April 1, 1998 until his retirement on July 18, 2000. He was chairman of the board, president and chief executive officer of ONBANCorp, Inc. and its main bank subsidiary from May 1989 until M&T Bank Corporation’s acquisition of ONBANCorp, Inc. on April 1, 1998. Mr. Bennett is a director of Farmers and Traders Life Insurance Company, Welch Allyn, Inc., Hand Held Products, Inc., i2eyenet.com, Inc., and Metropolitan Development Association of Central New York. He is also director and president of Metropolitan Development Association Foundation of Central New York, and an advisory director of the Syracuse University School of Business.

C. ANGELA BONTEMPO is 60, is the chair of the Audit Committee and has been a director since 1991.

Ms. Bontempo is the president, chief executive officer and a director of Bryant & Stratton Business Institute, Inc., a business college located in Buffalo, New York. From 1994 through 1998, she served as senior vice president and executive director of the Roswell Park Cancer Institute. She is a director of M&T Bank and the chair of its Examining Committee. Ms. Bontempo is also a member of the advisory board of Ciminelli Development Company, Inc. and the Dean’s Advisory Council of the School of Management of the State University of New York at Buffalo, a director of Buffalo Hearing and Speech Center and a director of IMMCO.

ROBERT T. BRADY is 60, is a member of the Compensation Committee and has been a director since 1994.

Mr. Brady is chairman of the board of directors and chief executive officer of Moog Inc., a manufacturer of control systems and components for aircraft, satellites and automated machinery. He is a director of M&T Bank. Mr. Brady is a director of Seneca Foods Corporation, National Fuel Gas Company and Astronics Corporation. He is also vice chairman of the board of directors of the Buffalo Niagara Partnership and serves as a trustee of the University at Buffalo Foundation, Inc.

PATRICK J. CALLAN is 64 and has been a director since 1988.

Mr. Callan retired on January 1, 2001 as a principal of The RREEF Funds, pension fund real estate investment advisors and managers, and as a partner of RREEF America Partners. Mr. Callan is a member of M&T Bank’s Directors Advisory Council-New York City Division and a member of its Mortgage Investment Committee. He is a trustee of BRT Realty Trust and a director of Tishman Hotel & Realty, L.P. and Kravco Company. Mr. Callan is also a member of The New York University Real Estate Institute Advisory Board, the MIT Center for Real Estate Advisory Board, the Association for Foreign Investors in U.S. Real Estate and The Real Estate Board of New York, Inc.

CARL L. CAMPBELL is 57 and has been a director since October 6, 2000. He is a vice chairman of the board of M&T Bank Corporation and a member of its Executive Committee.

Mr. Campbell is a vice chairman of the board and a director of M&T Bank, a member of its Executive and Trust and Investment Committees, and chairman of M&T Bank’s Pennsylvania Division. He assumed his positions with M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of Keystone on October 6, 2000. From 1986 through October 6, 2000, Mr. Campbell served as president and chief executive officer of Keystone, and since May 1998 he had also served as chairman of the board. He also was chairman and chief executive officer of Keystone Financial Bank, N.A., Keystone’s bank subsidiary, from January 1999 through October 6, 2000. Mr. Campbell is chairman of the Pennsylvania Bankers Association.

R. CARLOS CARBALLADA is 66, is a member of the Audit Committee and has been a director since 1999.

Mr. Carballada is a director of M&T Bank, a member of its Examining Committee, and serves as chairman of the M&T Rochester Fund Committee of The M&T Charitable Foundation. He was elected a director of M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of FNB Rochester Corp. on June 1, 1999. From 1992 through May 31, 1999, Mr. Carballada served as president and chief executive officer of FNB Rochester Corp. and its bank subsidiary, First National Bank of Rochester. He is a director of Rochester Midland Corporation. Mr. Carballada is the chancellor emeritus of the New York State Board of Regents and is chairman of the Education Committee of the New York State Business Council. He is also a director of the New York Bankers

Association, a director of the United Way of Greater Rochester, and a trustee of the Rochester Chamber of Commerce.

T. JEFFERSON CUNNINGHAM III is 58 and has been a director since February 9, 2001.

Mr. Cunningham is a director of M&T Bank and is a member and the chairman of M&T Bank’s Directors Advisory Council-Hudson Valley Division. He assumed his positions with M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of Premier on February 9, 2001. From 1998 through February 9, 2001, Mr. Cunningham served as chairman of the board and chief executive officer of Premier and Premier National Bank, Premier’s bank subsidiary, and from 1994 to 1998 he was chairman of the board and chief executive officer of Premier’s predecessor, Hudson Chartered Bancorp. Mr. Cunningham is a trustee of Pace University and Boscobel Restoration, Inc. He is also a director of the George Gale Foster Corporation and the New York Business Development Corporation, and is a member of the board of governors of the Ditchley Foundation.

DONALD DEVORRIS is 66 and has been a director since October 6, 2000.

Mr. Devorris is chairman of the Blair Companies, a group of businesses involved in sign manufacturing, construction, real estate and coal mining based in Altoona, Pennsylvania. He is a director of M&T Bank. Mr. Devorris also had served as a director of Keystone from 1984 through M&T Bank Corporation’s acquisition of Keystone.

RICHARD E. GARMAN is 70, is a member of the Executive Committee and has been a director since 1987.

Mr. Garman is chairman of Newbery Alaska, an electrical contractor, and managing partner of R.E.G. LLC, a private investment company. Prior to July 19, 2000, he was president and chief executive officer of A.B.C. Paving Co., Inc. and Buffalo Crushed Stone, Inc. Mr. Garman is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. He is a director of Merchants Group, Inc. Mr. Garman is also a director of the Buffalo Niagara Partnership and the Greater Niagara Frontier Council of the Boy Scouts of America.

JAMES V. GLYNN is 66, is a member of the Audit Committee and has been a director since 1994.

Mr. Glynn is president and owner of Maid of the Mist Corporation, a provider of scenic boat tours of Niagara Falls. He is a director of M&T Bank and a member of its Examining Committee. Mr. Glynn is a director of National Fuel Gas Company. He is chairman of the board of trustees of Niagara University. Mr. Glynn also is a director of Artpark & Company and the Buffalo Niagara Partnership.

DANIEL R. HAWBAKER is 61 and has been a director since October 6, 2000.

Mr. Hawbaker is president of Glenn O. Hawbaker, Inc., a construction and real estate firm based in State College, Pennsylvania. He is a director of M&T Bank. Mr. Hawbaker also had served as a director of Keystone Financial Bank, N.A. and its predecessor from 1989 through M&T Bank Corporation’s acquisition of Keystone.

PATRICK W.E. HODGSON is 60, is a member of the Audit Committee and has been a director since 1987.

Mr. Hodgson is president of Cinnamon Investments Limited, a private investment company with real estate and securities holdings. He is chairman of the board of Todd Shipyards Corporation and he held the additional position of chief executive officer from February 1993 through July 1997. From June 1994 through August 1996, Mr. Hodgson served as chairman of the board of Scotts Hospitality Inc. He is a director and a member of the Examining Committee of M&T Bank. Mr. Hodgson is a director of Todd Shipyards Corporation, First Carolina Investors, Inc. and Exolon-ESK Company. He is also chairman of the board of T-W Truck Equippers Inc., Buffalo, New York.

SAMUEL T. HUBBARD, JR. is 51 and has been a director since 1994.

Mr. Hubbard has been president and chief executive office of High Falls Brewing Company, LLC since December 18, 2000. From June 1999 until December 18, 2000, he served as president and chief executive officer of the Genesee Corporation. Mr. Hubbard was a private investor from November 1998 to June 1999. Prior to November 1998, he was president, chief executive officer and a director of The Alling & Cory Company, a wholesale distributor of fine printing paper and industrial and business products. Mr. Hubbard is a director of M&T Bank and is a member and the chairman of its Directors Advisory Council-Rochester Division. He is a director of the Genesee Corporation and Rochester Gas & Electric Corp. Mr. Hubbard is also a trustee of the Rochester Institute of Technology.

RICHARD G. KING is 56 and has been a director since October 6, 2000.

Mr. King is president of Utz Quality Foods, Inc., a manufacturer and distributor of salted snack foods located in Hanover, Pennsylvania. He is a director of M&T Bank. Mr. King also had served as a director of Keystone from 1997 and as director of Keystone Financial Bank, N.A. from 1999 through M&T Bank Corporation’s acquisition of Keystone. He is also a director and chairman of Homewood Retirement Centers, Inc. and Homewood at Hanover, PA, Inc., and a director of Hanover Lantern, Inc.

REGINALD B. NEWMAN, II is 63 and has been a director since 1998.

Mr. Newman is president of NOCO Energy Corp., a distributor of petroleum products based in Buffalo, New York. He is a director of M&T Bank. Mr. Newman is also a director of Rand Capital

Corp. He also serves as a trustee and chairman of the University at Buffalo Foundation, Inc., and is a director of the Buffalo Niagara Enterprise.

PETER J. O’DONNELL, JR. is 69 and has been a director since 1998.

Mr. O’Donnell is president and chief executive officer of Pine Tree Management Corporation, a management consulting company based in Clarks Summit, Pennsylvania. He is a director of M&T Bank and a member of M&T Bank’s Directors Advisory Council-Northeastern Pennsylvania Region.

JORGE G. PEREIRA is 67 and has been a director since 1982. He is a vice chairman of the board of M&T Bank Corporation and is the chairman of its Compensation Committee.

Mr. Pereira is a private investor. He is a vice chairman of the board and a director of M&T Bank, and serves as chairman of its Nomination Committee. Mr. Pereira is also the owner of Hofin Anstalt, a private investment company.

ROBERT E. SADLER, JR. is 55 and has been a director since 1999. He is an executive vice president of M&T Bank Corporation.

Mr. Sadler is president and a director of M&T Bank and president, chief executive officer and a director of M&T Bank, N.A. He also is chairman of the board and a director of M&T Mortgage Corporation; chairman of the board, president and a director of M&T Real Estate, Inc.; chairman of the board and a director of M&T Securities, Inc.; chairman of the board and a director of M&T Financial Corporation; and a director and officer of a number of other subsidiaries of M&T Bank. Mr. Sadler serves as a director of Security Mutual Life Insurance Company of New York, is a member of the board of trustees of Canisius College and the Buffalo Sports Enterprises Foundation, Inc., and is a member of the board of managers of the Buffalo Society of Natural Sciences.

STEPHEN G. SHEETZ is 53 and has been a director since October 6, 2000.

Mr. Sheetz is chairman of Sheetz, Inc., the owner of a chain of convenience stores operating in five mid-Atlantic and northeastern states. He is a director of M&T Bank. Mr. Sheetz also had served as a director of Keystone Financial Bank, N.A. from 1999 through M&T Bank Corporation’s acquisition of Keystone.

JOHN L. VENSEL is 65 and has been a director since 1998.

Mr. Vensel is chairman and chief executive officer of Crucible Materials Corporation, a manufacturer and distributor of specialty steels and stainless pipe and tube located in the Syracuse, New York area. He is a director of M&T Bank. Mr. Vensel is chairman of the board of trustees of Crouse Health and a member of the board of trustees of LeMoyne College, the Metropolitan Development Association, and the Manufacturers Association of Central New York.

HERBERT L. WASHINGTON is 50 and has been a director since 1996.

Mr. Washington is president of H.L.W. Fast Track, Inc., the owner and operator of nineteen McDonald’s Restaurants located in Ohio and Pennsylvania. He is also the owner of Syracuse Minority Television, Inc. Mr. Washington is a director of M&T Bank and a member of its Community Reinvestment Act Committee. He is a trustee of the Rochester Institute of Technology and a member of the board of governors of Strong Memorial Hospital.

ROBERT G. WILMERS is 66 and has been a director since 1982. He is the chairman of the board, president and chief executive officer of M&T Bank Corporation, and is the chairman of its Executive Committee.

Mr. Wilmers is chairman of the board, chief executive officer and a director of M&T Bank, chairman of its Executive Committee and a member of its Trust and Investment Committee; and chairman of the board and a director of M&T Bank, N.A. He served as president of M&T Bank from March 1984 through June 1996. Mr. Wilmers is also a director of the Buffalo Niagara Partnership and The Business Council of New York State, and vice chairman of the New York State Bankers Association.

The Board of Directors recommends a vote FOR the election of all 25 nominees.

PROPOSAL TO APPROVE THE M&T BANK CORPORATION 2001 STOCK OPTION PLAN

On February 20, 2001, the Board of Directors unanimously approved the 2001 Stock Option Plan, subject to the stockholder approval solicited hereby, and authorized its submission to stockholders for approval at the Annual Meeting. Stockholder approval is being sought to satisfy certain requirements of the New York Stock Exchange, and the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) relating to incentive stock options. A copy of the 2001 Stock Option Plan is attached to this Proxy Statement as Appendix A.

Reasons for the 2001 Stock Option Plan

The Board of Directors and management believe that the ability to make grants and awards under the 1983 Stock Option Plan has enhanced M&T Bank Corporation’s ability to attract and retain qualified employees. They further believe that it is in the best interests of M&T Bank Corporation and its stockholders to recognize the contributions of its employees in the success of M&T Bank Corporation by providing an incentive to the continued service of such employees. As a part of M&T Bank Corporation’s compensation policy, the base salaries of its executive officers are targeted at or below the median of a comparative group of banks, as hereinafter defined. See “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS — Compensation Committee Report on Executive

Compensation.” Accordingly, stock options are an important component of an executive officer’s total compensation.

In light of the success of the 1983 Stock Option Plan to date and in order to ensure that the Board of Directors retains the ability to continue to attract key employees, the Board of Directors believes it is in the best interests of M&T Bank Corporation that additional shares of Common Stock be made available for option grants. Accordingly, the Board of Directors has adopted the 2001 Stock Option Plan. The shares of Common Stock to be made available for grant under the 2001 Stock Option Plan will be in addition to the shares made available for grant under the 1983 Stock Option Plan, all of which have now been awarded. Upon stockholder approval of the 2001 Stock Option Plan, the 1983 Stock Option Plan will terminate, but grants previously awarded under the 1983 Stock Option Plan will continue to be administered.

Description of the 2001 Stock Option Plan

The following summary is a brief description of the significant provisions of the 2001 Stock Option Plan and does not purport to be a complete statement of the terms and conditions of the 2001 Stock Option Plan, a copy of which, as amended and restated, is attached to this Proxy Statement as Appendix A. Each stockholder is urged to review the 2001 Stock Option Plan in its entirety.

Shares Subject to Grant. The 2001 Stock Option Plan provides for the issuance of a maximum of 10,000,000 shares of Common Stock in connection with the grant of options. If shares of Common Stock are not issued for any reason, including upon the delivery or withholding of shares of Common Stock to pay the exercise price of an option or to satisfy tax withholding obligations, then such shares will again be available for awards under the 2001 Stock Option Plan. M&T Bank Corporation intends to issue new shares, treasury shares, or acquire, as necessary, Common Stock in the open market to fulfill its obligations under the 2001 Stock Option Plan upon the exercise of options under the 2001 Stock Option Plan. The 2001 Stock Option Plan and grants made thereunder are subject to certain antidilution provisions.

Administration. The 2001 Stock Option Plan is administered by a committee consisting of three disinterested members of the Board of Directors. The present members of the committee, known as the Compensation Committee, are Messrs. Pereira (Chairman), Baird and Brady. Subject to the provisions of the 2001 Stock Option Plan, the Compensation Committee is authorized to determine eligibility, to grant stock options, and to otherwise administer the 2001 Stock Option Plan.

M&T Bank Corporation’s Board of Directors may terminate the 2001 Stock Option Plan at any time and may amend it in any respect without stockholder approval, unless such approval is required for any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. The 2001 Stock Option Plan will terminate on February 21, 2011, but will remain in effect after its termination for the purpose of administering outstanding grants.

Eligibility. Stock options may be granted only to officers and other employees of M&T Bank Corporation and its subsidiaries and to certain former trustees of The East New York Savings Bank (“East New York”), a subsidiary of M&T Bank Corporation that was merged with and into M&T Bank on May 24, 1997. Other directors who are not officers or employees, including members of the Compensation Committee, are not eligible to receive grants. As of February 20, 2001 there were approximately 8,875 employees of M&T Bank Corporation and its subsidiaries and 3 former trustees of East New York potentially eligible to receive grants under the 2001 Stock Option Plan.

Under the terms of the 2001 Stock Option Plan, an officer or other employee may not be granted in any fiscal year of M&T Bank Corporation stock options covering more than 150,000 shares of Common Stock, except that a newly hired executive officer of M&T Bank Corporation may receive an additional one-time grant of stock options covering up to 150,000 shares of Common Stock upon commencement of employment with M&T Bank Corporation.

Stock Options. Incentive stock options and nonstatutory stock options granted under the 2001 Stock Option Plan permit optionees to purchase Common Stock from M&T Bank Corporation at exercise prices of not less than the fair market value of the optioned stock at the date of grant. All options granted under the 2001 Stock Option Plan expire not more than ten years after the date of grant (ten years and one day in the case of nonstatutory stock options). An optionee may receive more than one option.

The options that may be granted under the 2001 Stock Option Plan generally become exercisable in installments during the terms of the options. These options, however, may become exercisable in full following a change in control or upon the employee’s termination of employment with M&T Bank Corporation or its subsidiaries due to the employee’s death, retirement or disability. Change in control is generally defined in the stock option agreements to mean (i) the acquisition by any person of twenty percent (20%) or more of the Common Stock, unless the Board of Directors approves an acquisition of between twenty percent (20%) and forty percent (40%) of such Common Stock, (ii) the consummation of a merger, consolidation, share exchange, or other reorganization or transaction by M&T Bank Corporation with any other corporation in which less than fifty percent of the Common Stock continues to represent the voting securities of the surviving entity, (iii) stockholder approval of a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of M&T Bank Corporation’s assets, or (iv) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors cease to constitute at least a majority of the board.

The Compensation Committee is authorized to provide in its discretion for the payment of the exercise price otherwise than in cash, including by actual or constructive delivery of shares of Common Stock, valued at fair market value on the date of exercise, or by a combination of both cash and Common Stock. The agreements for option grants provide that no shares of Common Stock may be used for payment of the exercise price unless they have been held by the optionee for a specified holding period prior to the date of exercise.

The Compensation Committee is not authorized to reprice options granted under the 2001 Stock Option Plan. The 2001 Stock Option Plan does not permit the granting of stock appreciation rights, either in tandem with options or as stand-alone grants.

New Plan Benefits

The following table sets forth certain information regarding option grants made under the 2001 Stock Option Plan that are subject to stockholder approval of the 2001 Stock Option Plan. If the 2001 Stock Option Plan is not approved by the stockholders, the grants will be void and canceled.

2001 Stock Option Plan

	Number of shares	Exercise Price
Name and Position	Subject to Options	Per Share

Robert G. Wilmers	20,291	$68.31

Chairman of the Board, President

and Chief Executive Officer of M&T Bank

Corporation; Chairman of the Board

and Chief Executive Officer of M&T Bank

Robert E. Sadler, Jr.,	16,233	$68.31

Executive Vice President of M&T Bank

Corporation; President of M&T Bank

Michael P. Pinto	13,190	$68.31

Executive Vice President and

Chief Financial Officer of M&T Bank

Corporation and M&T Bank

John L. Pett	13,190	$68.31

Executive Vice President and

Chief Credit Officer of M&T Bank

Corporation and M&T Bank

James L. Hoffman	9,132	$68.31

Executive Vice President of M&T Bank

Corporation and M&T Bank

All other Executive Officers	49,717	$68.31

of M&T Bank Corporation as a group

Non-Executive Officers as a group	–	–

Summary of Certain Federal Income Tax Consequences

Incentive Stock Options. In general, an optionee will not recognize income at the time of the grant or exercise of an incentive stock option. However, the difference between the aggregate exercise price and the fair market value of the shares of Common Stock received upon exercise of an incentive stock option is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an incentive stock option within a certain specified period after termination of employment, an incentive stock option will be treated for tax purposes as a nonstatutory stock option, as described below under the caption “Nonstatutory Stock Options.”

In general, gain or loss from the sale or exchange of shares acquired upon an exercise of an incentive stock option will be taxed as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements with respect to the shares acquired upon exercise of an incentive stock option are not satisfied, an optionee will be required to recognize ordinary income at the time of disposition. Any gain recognized on disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

If an optionee recognizes ordinary income upon exercise of an incentive stock option or as the result of a disposition of shares prior to the expiration of the applicable holding periods, M&T Bank Corporation will be entitled to a deduction in the same amount.

Nonstatutory Stock Options. An optionee generally will not recognize income on the grant of a nonstatutory stock option, but generally will recognize ordinary income on exercise. The amount of income recognized on exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, regardless of whether the exercise price is paid in cash or stock. Where ordinary income is recognized by an optionee in connection with the exercise of a nonstatutory stock option, M&T Bank Corporation will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying tax withholding requirements.

Parachute Payments. Where payments to an employee that are contingent on a change in control of M&T Bank Corporation exceed limits specified in the Internal Revenue Code, the employee generally is liable for a 20% excise tax on, and M&T Bank Corporation generally is not entitled to any deduction for, a specified portion of such payments. If a change in control of M&T Bank Corporation were to occur, an acceleration of vesting of options pursuant to a change in control would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

General. The rules governing the tax treatment of options, and an optionee’s receipt of stock pursuant to the exercise thereof are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state or local law may not be the same as under the federal income tax laws.

Accounting Treatment

Under current accounting principles followed by M&T Bank Corporation , neither the grant nor the exercise of an incentive stock option or a nonstatutory stock option under the 2001 Stock Option Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires any charge against earnings. However, under the guidance provided in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” M&T Bank Corporation is required to disclose in a footnote to its financial statements the pro forma effects of stock-based compensation arrangements on net income and earnings per share, based on the estimated grant date fair value of stock options that are expected to vest.

Certain Other Information

For information concerning the compensation of directors and executive officers of M&T Bank Corporation, please refer to the information under the caption “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS.” Neither cash nor Common Stock received upon exercise of an option under the 2001 Stock Option Plan will be treated as compensation under any employee benefit plan of M&T Bank Corporation.

The Board of Directors recommends a vote FOR approval of the 2001 Stock Option Plan.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

Direct and indirect ownership of Common Stock by each of the executive officers who are named in the Summary Compensation Table (the “Named Executive Officers”), by the directors and by all executive officers as a group is set forth in the following table as of February 27, 2001, together with the percentage of total shares outstanding represented by such ownership. (For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.)

			Percent
Name of beneficial owner	Number of shares		of class

William F. Allyn	11,278	(1)	(12)

Brent D. Baird	1,174,150	(2)	1.21%

John H. Benisch	30,000		(12)

Robert J. Bennett	241,390	(3)	(12)

C. Angela Bontempo	2,718	(4)	(12)

Robert T. Brady	2,550		(12)

Patrick J. Callan	68,160	(1)	(12)

Carl L. Campbell	293,480	(1)(5)	(12)

R. Carlos Carballada	19,067		(12)

T. Jefferson Cunningham III	58,213	(1)	(12)

Donald Devorris	48,185	(1)(6)	(12)

Richard E. Garman	256,020		(12)

James V. Glynn	11,153		(12)

Daniel R. Hawbaker	5,884	(1)(7)	(12)

Patrick W.E. Hodgson	53,697	(8)	(12)

Samuel T. Hubbard, Jr.	2,643	(9)	(12)

Richard G. King	9,415	(1)	(12)

Reginald B. Newman, II	2,055	(10)	(12)

Peter J. O’Donnell, Jr.	14,536	(1)	(12)

Jorge G. Pereira	3,100,749	(11)	3.21%

Robert E. Sadler, Jr.	735,670	(1)(5)	(12)

Stephen G. Sheetz	6,325		(12)

John L. Vensel	10,304	(1)	(12)

Herbert L. Washington	3,637		(12)

Robert G. Wilmers	5,793,996	(1)(5)(11)	5.94%

Michael P. Pinto	168,192	(1)	(12)

John L. Pett	217,597	(1)(5)	(12)

James L. Hoffman	284,650	(1)(5)	(12)

All directors and executive officers as a group (33 persons)	13,371,821	(1)(5)	13.45%

(1) Includes the following shares subject to options (a) granted under the 1983 Stock Option Plan, (b) granted under an ONBANCorp, Inc. stock option plan, the obligations of which have been assumed by M&T Bank Corporation and converted into options to receive shares of Common Stock, or (c) granted under a Keystone or Premier stock option plan, the obligations of which have been assumed by M&T Bank Corporation and converted into options to receive shares of Common Stock, all of which are currently exercisable or are exercisable within 60 days after February 27, 2001: Mr. Allyn –

2,410 shares; Mr. Callan – 2,240 shares; Mr. Campbell – 236,594 shares; Mr. Cunningham – 51,414 shares; Mr. Devorris – 12,654 shares; Mr. King – 4,822 shares; Mr. O’Donnell – 4,830 shares; Mr. Sadler – 412,890 shares; Mr. Vensel – 1,830 shares; Mr. Wilmers - 894,000 shares; Mr. Pinto – 145,000 shares; Mr. Pett – 103,080 shares; Mr. Hoffman – 235,050 shares; all directors and executive officers as a group - 2,717,160 shares.

(2) Includes 700,000 shares owned by an entity of which Mr. Baird is chairman and as to which he shares voting and dispositive power.

(3) Includes 10,610 shares held by trusts for which Mr. Bennett is a trustee and in which he has a pecuniary interest and investment power.

(4) Includes 400 shares held by a trust for which Ms. Bontempo is a trustee and in which she has a pecuniary interest and investment power.

(5) Includes the following shares through participation in the M&T Bank Corporation Retirement Savings Plan and Trust (“Retirement Savings Plan”): Mr. Campbell – 2,511 shares; Mr. Sadler – 17,880 shares; Mr. Wilmers – 36,143 shares; Mr. Pett – 17 shares; Mr. Hoffman – 1,751 shares; all directors and executive officers as a group – 61,083 shares.

(6)Includes 6,635 shares of Common Stock owned by a corporation controlled by Mr. Devorris.

(7) Includes 742 shares of Common Stock owned by a corporation controlled by Mr. Hawbaker.

(8) Includes 6,000 shares held by a close relative of Mr. Hodgson for which beneficial ownership is disclaimed and 1,600 shares held by a trust for which he is a trustee and has investment power, but in which he has no pecuniary interest. Also includes 45,000 shares of Common Stock owned by a corporation controlled by Mr. Hodgson.

(9) Includes 2,000 shares held by a trust for which Mr. Hubbard is a trustee and in which he has a pecuniary interest and investment power.

(10) Includes 1,230 shares held by a close relative of Mr. Newman for which beneficial ownership is disclaimed.

(11) See footnote (1) to the table set forth under the caption “PRINCIPAL BENEFICIAL OWNERS OF SHARES.”

(12) Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, M&T Bank Corporation’s directors and officers are required to report their ownership of the Common Stock and options and any changes in that ownership to the SEC and the New York Stock Exchange. M&T Bank Corporation believes that these filing requirements were satisfied by its directors and officers, except that Mr. Campbell was late in filing one report relating to one transaction, Mr. Bennett was late in filing one report relating to two transactions, Mr. Hawbaker was late in reporting on his initial statement of beneficial ownership filed by him following M&T Bank Corporation’s acquisition of Keystone the ownership of shares of Common Stock owned by a corporation controlled by him, Mr. Washington was late in filing one report relating to one transaction, and Ray E. Logan, an executive vice president of M&T Bank, was late in filing one report relating to four transactions. In making the foregoing statement, M&T Bank Corporation has relied on copies of the reporting forms received by it or on the written representations from such reporting persons that no forms were required to be filed under the applicable rules of the SEC.

PERFORMANCE GRAPH

The following graph contains a comparison of the cumulative stockholder return on the Common Stock against the cumulative total returns of the KBW 50 Index, compiled by Keefe, Bruyette & Woods, Inc., and the S&P 500 Index, compiled by Standard & Poor’s Corporation, for the five-year period beginning on December 31, 1995 and ending on December 31, 2000. The KBW 50 Index is comprised of fifty American banking companies, including all money-center and most major regional banks.

Comparison of Five-Year Cumulative Return*

$400
$350
$300
$250
$200
$150
$100
$50
$0
1995
1996
1997
1998
1999
2000
M&T Bank Corporation
KBW 50 Index
S&P 500 Index

Stockholder Value at Year End*

	1995	1996	1997	1998	1999	2000
M&T Bank Corporation	$100	134	218	245	197	327

KBW 50 Index	100	141	207	224	216	260

S&P 500 Index	100	123	164	211	255	232

* Assumes a $100 investment on December 31, 1995 and reinvestment of all dividends.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Committee Report on Executive Compensation

A key objective of M&T Bank Corporation is to attract, develop and retain strong executive officers who are capable of maximizing M&T Bank Corporation’s performance for the benefit of its stockholders. In furtherance of this objective, the Compensation Committee has adopted a compensation strategy for executive officers which utilizes reasonable salaries, while placing heavy emphasis on the use of variable incentives such as awards of cash bonuses and grants of stock options in order to reward longer-term contributions to M&T Bank Corporation’s success. M&T Bank Corporation periodically compares its compensation levels, practices and financial performance to a select group of commercial banking institutions of similar size, geographic market and business makeup to M&T Bank Corporation. The Compensation Committee considered eighteen commercial banking companies which it believed were reasonably comparable to M&T Bank Corporation’s asset size and performance and which were generally located in the northeast or midwest (the “comparative group of banks”). All eighteen of the commercial banking companies forming the comparative group of banks considered by the Compensation Committee were included in the KBW 50 Index compiled by Keefe, Bruyette & Woods, Inc.

Base salaries of M&T Bank Corporation’s executive officers are determined by competitive, market-based pay practices, performance evaluations and expected future contributions. In line with its strategy of emphasizing variable pay, the Compensation Committee generally targets the salaries of M&T Bank Corporation’s executive officers at or below the median of the comparative group of banks, while also considering the unique responsibilities and performance of each executive officer. Overall, the Compensation Committee targets the total cash compensation of M&T Bank Corporation’s executive officers above the median of the comparative group of banks.

M&T Bank Corporation’s executive officers participate in an annual incentive compensation plan (“Annual Incentive Plan”). The Annual Incentive Plan provides for discretionary grants of cash awards to executive officers and other employees out of a fund established annually by the Compensation Committee. In establishing this fund, the Compensation Committee considers M&T Bank Corporation’s profitability, as well as the number of participants in the Annual Incentive Plan, and may establish a minimum threshold of net operating earnings after taxes below which no fund will be created. At the end of the year, the Compensation Committee may increase the size of the established fund in its discretion by no more than 50% to take into account its subjective assessment of management’s contribution to M&T Bank Corporation’s profitability. M&T Bank Corporation’s net operating earnings after taxes for 2000 exceeded the minimum threshold of profitability which had been previously established by the Compensation Committee, thereby initiating the payment of cash bonuses to its executive officers under the Annual Incentive Plan, but the Compensation Committee did not exercise its discretion to increase the aggregate size of the fund above the predetermined level.

The aggregate amount of the Annual Incentive Plan pool and 2000’s awards to M&T Bank Corporation’s executive officers thereunder were reviewed and approved by the Compensation Committee. The Compensation Committee considered, but did not formally weight, a number of quantitative and qualitative performance factors to evaluate the 2000 performance of executive officers and other employees under the Annual Incentive Plan. The performance factors considered were: growth and composition of earnings; achieving business plans; asset quality; market share; and responsiveness to the economic environment. In determining its discretionary evaluation of the Chief Executive Officer’s performance, the Compensation Committee considered, but did not formally weight, the following performance factors: M&T Bank Corporation’s earnings growth; its asset quality relative to the banking industry as a whole; and market share in key markets and service niches. Another factor which the Compensation Committee considered in determining the Chief Executive Officer’s 2000 incentive award was its philosophy of providing the Chief Executive Officer with greater long-term opportunities in the form of stock options and placing a lesser emphasis on base salary and annual cash incentives.

Consistent with its objective of attracting, developing and retaining strong executive management, M&T Bank Corporation provides potentially significant long-term incentive opportunities to its executive officers through discretionary grants of stock options under its stock option plans, thereby emphasizing the potential creation of long-term stockholder value and more closely aligning the interests of M&T Bank Corporation’s executive officers with those of its stockholders. Stock options are considered effective long-term incentives by the Compensation Committee because an executive can profit only if the value of the Common Stock increases. In making these grants, the Compensation Committee considers its subjective assessment of M&T Bank Corporation’s past financial performance and future prospects, an executive officer’s current level of ownership of the Common Stock, the period during which an executive officer has been in a key position with M&T Bank Corporation, the market value of the Common Stock on the date of grant, individual performance and competitive practices within the comparative group of banks.

In 2000, the Compensation Committee considered, but did not formally weight, the following factors in connection with the number of options granted to each executive officer: the competitive practices within the comparative group of banks; the individual executive officer’s position and potential within M&T Bank Corporation; the market value of the Common Stock on the date of grant; and the level of past awards of stock options or stock appreciation rights made to each executive officer. In the determination of the Chief Executive Officer’s 2000 stock option award, the Compensation Committee also considered its philosophy of providing him with greater long-term opportunities in the form of stock options and placing a lesser emphasis on base salary and annual cash incentives.

The 2000 performance factors considered by the Compensation Committee in its salary determinations and its annual incentive and stock option awards made to M&T Bank Corporation’s executive officers exceeded predetermined objectives or, where no predetermined level had been set, were deemed to be above industry averages or otherwise exceeded the Compensation Committee’s expectations. The Compensation Committee believes that the total compensation provided to M&T Bank Corporation’s executive officers is competitive and reflects M&T Bank Corporation’s performance. Also, the Compensation Committee believes that M&T Bank Corporation’s compensation programs have helped to focus M&T Bank Corporation’s executive officers on increasing M&T Bank Corporation’s performance and stockholder value.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions, including one for “performance-based compensation.” Generally, the Compensation Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the Compensation Committee believes that there may be circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of M&T Bank Corporation. The Compensation Committee believes that none of M&T Bank Corporation’s executive officers received compensation in 2000 which was nondeductible under Section 162(m) of the Internal Revenue Code.

This report was prepared by the Compensation Committee of the Board of Directors:

Jorge G. Pereira, Chairman
Brent D. Baird
Robert T. Brady

Compensation Committee Interlocks and Insider Participation

Messrs. Pereira, Baird and Brady served as members of the Compensation Committee throughout 2000, and are currently serving as such. Mr. Pereira is a vice chairman of M&T Bank Corporation and of M&T Bank, titular posts without day-to-day managerial responsibilities which he has held since April 18, 1984. Mr. Pereira has not received additional compensation for serving in such capacity.

Members of the Compensation Committee and their associates are, as they have been in the past, customers of, and have had transactions with, the banking subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation’s subsidiary banks to such persons and their associates outstanding at any time since the beginning of 2000 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Executive Compensation

      The following table contains information concerning the compensation received by M&T Bank Corporation’s Chief Executive Officer and the four other most highly compensated executive officers of M&T Bank Corporation in the three fiscal years ended December 31, 2000.

Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation		Awards

					All
				Securities	Other
				Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus	Options	sation

		($)	($)	(#)	($)(1)
Robert G. Wilmers	2000	423,077	500,000	100,000	12,897

Chairman of the Board, President and	1999	400,000	475,000	80,000	13,587

Chief Executive Officer of M&T	1998	400,000	450,000	100,000	12,718

Bank Corporation; Chairman of the Board and Chief Executive Officer of M&T Bank

Robert E. Sadler, Jr.	2000	398,077	475,000	75,000	11,323

President of M&T Bank;	1999	373,077	450,000	60,000	11,129

Executive Vice President	1998	347,115	425,000	70,000	9,944

of M&T Bank Corporation

Michael P. Pinto	2000	248,077	300,000	65,000	11,611

Executive Vice President and	1999	223,077	275,000	45,000	11,230

Chief Financial Officer of M&T	1998	204,808	225,000	50,000	13,386

Bank Corporation and M&T Bank

John L. Pett	2000	247,308	290,000	65,000	12,254

Executive Vice President and	1999	213,846	260,000	40,000	11,902

Chief Credit Officer of M&T	1998	200,000	235,000	40,000	12,167

Bank Corporation and M&T Bank

James L. Hoffman	2000	223,462	300,000	40,000	11,741

Executive Vice President of M&T	1999	204,615	250,000	30,000	11,262

Bank Corporation and M&T Bank	1998	207,692	235,000	35,000	11,495

(1) Includes a $7,650 contribution in 2000 for each of Messrs. Wilmers, Sadler, Pinto, Pett and Hoffman by M&T Bank Corporation to the Retirement Savings Plan, a qualified defined contribution plan providing for salary reduction contributions by participants and matching contributions by participating employers. Includes the following 2000 credits by M&T Bank Corporation under the M&T Bank Corporation Supplemental Retirement Savings Plan for the benefit of the Named Executive Officers: Messrs. Wilmers, Sadler, Pinto and Pett – $2,962; Mr. Hoffman – $2,405. Includes the following insurance premiums paid by M&T Bank Corporation in 2000 in respect of term life insurance for the benefit of the Named Executive Officers: Mr. Wilmers – $2,285; Mr. Sadler – $711; Mr. Pinto – $999; Mr. Pett – $1,642; and Mr. Hoffman – $1,686.

Stock Option Grants in 2000

The following table contains information with respect to the grants of stock options under the 1983 Stock Option Plan during the fiscal year ended December 31, 2000 to the Named Executive Officers who are covered by the Summary Compensation Table. No stock appreciation rights were granted under the 1983 Stock Option Plan in 2000, either as stand-alone grants or in tandem with stock option grants. The information reported below has been adjusted to reflect the 10-for-1 split in the Common Stock that was effective on October 5, 2000.

	Option Grants in Last Fiscal Year

		Percent
	Number	of Total
	of	Options
	Secur-	Granted to
	Under	Employees
	lying	in	Exercise	Expir-	Grant Date
	Options	Fiscal	or	ation	Present
Name	Granted	Year	Base Price	Date	Value

	(#)(1)(2)	(%)(3)	($/Share)		($)(4)
Robert G. Wilmers	100,000	4.8	42.00	1/18/10	1,337,000

Robert E. Sadler, Jr.	75,000	3.6	42.00	1/18/10	1,002,750

Michael P. Pinto	65,000	3.1	42.00	1/18/10	869,050

John L. Pett	65,000	3.1	42.00	1/18/10	869,050

James L. Hoffman	40,000	1.9	42.00	1/18/10	534,800

(1) Title of securities subject to grant: Common Stock.

(2) The stock options are exercisable in installments that provide vesting of 10% of the optioned stock after the first anniversary of the grant, an additional 20% after the second anniversary, 30% more after the third anniversary, and the remaining 40% after the fourth anniversary. All grants to the Named Executive Officers are subject to accelerated vesting upon the occurrence of certain defined change in control events that result in either (a) the termination of a Named Executive Officer’s employment for any reason other than cause or (b) the substantial reduction of a Named Executive Officer’s title, responsibilities or compensation from those in effect prior to the change in control.

(3) Excludes shares of Common Stock subject to options granted under the 1983 Stock Option Plan to directors who are not employees of M&T Bank Corporation. See “Directors’ Fees.”

(4) M&T Bank Corporation used a binomial option pricing model to determine the grant date present value of stock options granted in 2000 upon the belief that such model is the most reasonable method of estimating the value of stock options granted under the 1983 Stock Option Plan. The estimated value per option was $13.37, which was calculated through the use of the following assumptions: an option term, based on historical data since the inception of the 1983 Stock Option Plan, of 6.5 years, representing the estimated period between the grant dates of options under the 1983 Stock Option Plan and their exercise dates; an interest rate that represents the yield on a zero-coupon U.S. Treasury security with a maturity date corresponding to that of the adjusted option term; volatility calculated using weekly stock prices for the three-year (156-week) period prior to the grant date; and an estimated dividend yield of 1.19%, calculated using the annualized cash dividend paid on December 30, 1999 and the closing price of the Common Stock on the date the options were granted. M&T Bank Corporation also deducted 10% to reflect an estimate of the probability of forfeiture prior to vesting, based on historical data since the inception of the 1983 Stock Option Plan. The actual value an executive may realize will depend upon the excess of the price of the Common Stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by an executive officer, if any, will approximate the value estimated by the model.

Stock Options and Stock Appreciation Rights Exercised in 2000 and Year-End Values

The following table reflects the number of stock options and stock appreciation rights exercised by the Named Executive Officers in 2000, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are “in-the-money.” In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased since the date of the grant. The information reported below has been adjusted to reflect the 10-for-1 split in the Common Stock that was effective on October 5, 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year-End		Fiscal Year-End (2)

	Shares/SARS
	Acquired			Un-		Un-
	on	Value	Exercis-	exercis-	Exercis-	exercis-
Name	Exercise	Realize	able	able	able	able

	(#)	($)(1)	(#)	(#)	($)	($)
Robert G. Wilmers	50,000	1,775,000	1,198,000	282,000	64,722,437	7,157,562

Robert E. Sadler, Jr.	67,070	2,658,487	411,930	206,000	20,363,419	5,206,893

Michael P. Pinto	22,700	1,034,393	106,300	152,500	4,777,108	3,740,031

John L. Pett	94,420	3,768,240	60,580	145,000	2,796,748	3,646,224

James L. Hoffman	13,950	478,673	200,550	105,500	9,830,081	2,668,446

(1) Based upon the difference between the closing price of the Common Stock on the New York Stock Exchange on the date or dates of exercise and the exercise price or prices for the stock options or stock appreciation rights.

(2) Based upon the closing price of the Common Stock on the New York Stock Exchange on December 29, 2000 of $68.00 per share. As of December 31, 2000, no stock appreciation rights were outstanding under the 1983 Stock Option Plan.

Pension Plan

The following table sets forth the annual retirement benefits under the regular benefit formula of the M&T Bank Corporation Pension Plan (“Pension Plan”) payable upon retirement to persons within specified levels of remuneration and years of service classifications assuming attainment of age 65 during 2001.

Pension Plan Table (1) (2) (3)

	Years of Service

Remuneration	10	15	20	25	30

$150,000	23,639	35,459	47,279	59,099	70,918

250,000	40,639	61,959	81,279	101,599	121,918

350,000	57,639	86,459	115,279	144,099	172,918

450,000	74,639	112,959	149,279	186,599	223,918

550,000	91,639	137,459	183,279	229,099	274,918

650,000	108,639	163,959	217,279	271,599	325,918

(1) The table assumes a straight-life annuity form of payment. The retirement benefits provided under the regular benefit formula of the Pension Plan, as depicted in the table, are not subject to any reduction for Social Security or other offset amounts.

(2) The amounts in the table have not been restricted to those within the maximum annual retirement benefit which is currently permissible under the Internal Revenue Code. That limit (the “IRS Benefit Limit”) is $140,000 for 2001. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit (the “IRS Compensation Limit”) is $170,000 for 2001.

(3) The amounts shown in the “Remuneration” column of the table are intended to approximate the average of an employee’s highest base annual salary paid during any five consecutive calendar year period in the ten calendar years preceding the employee’s retirement. The average annual amount over the five-year period is called “Covered Compensation.”

As of December 31, 2000, Covered Compensation taken into account under the Pension Plan for each of the Named Executive Officers was as follows: Mr. Wilmers – $423,714; Mr. Sadler – $393,680; Mr. Pinto – $247,095; Mr. Pett – $240,272; and Mr. Hoffman – $221,828. For purposes of the Pension Plan, such executive officers had the following years of service at year end 2000: Mr. Wilmers – 17 years; Mr. Sadler – 16 years; Mr. Pinto – 15 years; Mr. Pett – 22 years; and Mr. Hoffman – 30 years.

Supplemental Benefit Plans

In addition to retirement benefits under the Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay a supplemental retirement benefit to Mr. Sadler in an amount equal to the difference between 55% of his average annual compensation, as defined in the Pension Plan, but without regard to the IRS Benefit and Compensation Limits, and the amount, if any, payable to him from such plan. The supplemental retirement benefit to be paid to Mr. Sadler is not dependent upon his entitlement to retirement benefits under the Pension Plan; however, the supplemental benefit to be paid to him is reduced by payments which he will receive from the retirement plan of his previous employer. Based on current actuarial assumptions associated with his participation in the Pension Plan, $184,149 would be payable to Mr. Sadler annually as supplemental retirement benefits commencing at age 65. An actuarially reduced amount would be payable to him if he elects early retirement.

The M&T Bank Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”) provides for the payment of supplemental retirement benefits based on a maximum compensation level of $235,840 to select management and highly compensated employees of certain of M&T Bank Corporation’s affiliates whose benefits payable under the Pension Plan are limited by the IRS Compensation Limit. The supplemental benefits are dependent upon a participant’s entitlement to benefits under the Pension Plan. A participant’s supplemental benefit is equal to the excess of (a) the payment he would have received under the Pension Plan had compensation under that plan been capped at $235,840 rather than at the IRS Compensation Limit, over (b) the payment actually received under the Pension Plan. Each of the Named Executive Officers is eligible to participate in the Supplemental Pension Plan and, in accordance with the terms of the Supplemental Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay retirement benefits under the Supplemental Pension Plan to each of them. With respect to Mr. Sadler, the supplemental benefit under the Supplemental Pension Plan is reduced by the supplemental retirement benefit which M&T Bank has agreed to pay to him in accordance with the preceding paragraph. Based on current actuarial assumptions associated with participation in the Pension Plan, Messrs. Wilmers, Pinto and Pett would receive the following amounts payable to them annually if they retired at age 65: Mr. Wilmers – $7,420; Messrs. Pinto and Pett – $33,578; and Mr. Hoffman – $23,871. An actuarially reduced amount would be payable if the participant elected early retirement. Based on current actuarial assumptions associated with his participation in the Pension Plan, Mr. Sadler would receive no benefits under the Supplemental Pension Plan.

Directors’ Fees

M&T Bank Corporation. Directors of M&T Bank Corporation who are not also salaried officers of M&T Bank Corporation or its subsidiaries receive an annual retainer of $15,000 plus $750 for each meeting of the Board of Directors attended. Such directors who are members of a committee of the Board of Directors of M&T Bank Corporation receive $500 for each committee meeting attended. If a director’s domicile is more than 100 miles from the location of a board or committee meeting, such director receives an additional $375 for attending the board meeting and an additional $250 for attending the committee meeting. All directors of M&T Bank Corporation are entitled to reimbursement for travel expenses incidental to their attendance at meetings.

The Board of Directors has established a limitation on total compensation of $40,000 per year for services as a director or advisory director of M&T Bank Corporation and its subsidiaries. Pursuant to the terms of the M&T Bank Corporation Directors’ Stock Plan, each director must elect to have either 50 or 100 percent of his or her annual compensation for services as a director or advisory director of M&T Bank Corporation and its subsidiaries paid in the form of Common Stock. The number of shares of Common Stock to be paid is determined by dividing the amount of such compensation payable in shares of

Common Stock by the closing price of a share of Common Stock on the New York Stock Exchange on the date immediately preceding the day the compensation is payable.

In connection with its acquisition of East New York on December 24, 1987, M&T Bank Corporation agreed to grant to persons who became directors and advisory directors of M&T Bank Corporation and its subsidiaries upon M&T Bank Corporation’s acquisition of East New York, on an annual basis, nonstatutory stock options to purchase shares of the Common Stock having an aggregate fair market value on the date of grant equal to the aggregate amount of the director’s annual retainer and board and committee meeting fees in the last full calendar year preceding the date of grant. During 2000, Messrs. Benisch and Callan each were granted options covering 950 shares, each with an exercise price of $42.50 per share. As a result of the merger of East New York with M&T Bank in May 1997, and pursuant to the merger agreements entered into in 1987 between M&T Bank Corporation’s predecessors and East New York, M&T Bank Corporation has also agreed, subject to its fiduciary duties, to cause each East New York director to become a member of the Directors Advisory Council of the New York City Division of M&T Bank until the earlier of such director’s 75th birthday or resignation and to cause M&T Bank to hold the requisite number of meetings and to appoint such advisory director to the requisite number of committees so that the advisory director would receive compensation equivalent to the compensation received as a director of East New York. Messrs. Benisch and Callan each serve as members of the Directors Advisory Council of the New York City Division of M&T Bank under such agreement and receive an annual retainer of $18,000, a fee of $750 for each Council meeting attended, a fee of $500 for each Community Reinvestment Act Committee meeting attended and a fee of $1,000 for each Mortgage Investment Committee meeting attended. If a director’s domicile is more than 100 miles from the location of a council or committee meeting, such fees are increased by 50 percent.

M&T Bank. Directors of M&T Bank Corporation who also serve as directors of M&T Bank or its subsidiaries, if not salaried officers of M&T Bank Corporation or its subsidiaries, receive attendance fees for each board, council or committee meeting attended. Such attendance fees are identical to the schedule of fees paid to directors of M&T Bank Corporation for board and committee meetings attended. In addition, Mr. Baird, as a member of the Directors Advisory Council of the New York City Division of M&T Bank, receives an annual retainer of $10,000 and a fee of $1,125 for each such meeting attended; Mr. Bennett, as a member of the Directors Advisory Council of the Syracuse Division of M&T Bank, receives an annual retainer of $11,000 and a fee of $600 for each such meeting attended by him; Mr. Hubbard, as the chairman of the Directors Advisory Council of the Rochester Division of M&T Bank, receives a fee of $750 for each such meeting attended by him; and Mr. O’Donnell, as a member of the Directors Advisory Council of the Pennsylvania Division of M&T Bank, receives an annual retainer of $6,000 and a fee of $600 for each such meeting attended by him. All such directors of M&T Bank and its subsidiaries are entitled to reimbursement for travel expenses incidental to their attendance at meetings.

M&T Bank has entered into an arrangement with Mr. Carballada pursuant to which Mr. Carballada provides consulting services with respect to a variety of matters affecting its business in the Rochester, New York area. Mr. Carballada receives a payment of $2,000 per month for such services, the use of a company-owned automobile, the payment by M&T Bank of certain club membership dues and fees, and reimbursement of expenses incurred in connection with the performance of his services. The total amount received by Mr. Carballada in 2000 pursuant to this arrangement was $38,162.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

M&T Bank leases its Altoona, Pennsylvania operations building at an annual rental of $514,734 from a limited partnership in which Donald Devorris, a director of M&T Bank Corporation and M&T Bank, has a 50 percent interest. This lease terminates on March 17, 2005. The lease is believed to be on comparable terms for agreements for similar space similarly situated.

Carl L. Campbell, a vice chairman and director of M&T Bank Corporation, is indebted to Olympia Financial Corp., a subsidiary of M&T Bank Corporation, in the amount of approximately $1,379,999 incurred in connection with his participation in a management stock ownership plan formerly maintained by Keystone. The loan, used by Mr. Campbell to purchase shares of Keystone common stock, was made on a non-recourse basis and without interest, but is secured by collateral having a market value of at least 120 percent of the loan amount. The entire principal balance of the loan is payable on October 6, 2010.

Directors and executive officers of M&T Bank Corporation and their associates are, as they have been in the past, customers of, and have had transactions with, the banking subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation’s subsidiary banks to such persons and their associates outstanding at any time since the beginning of 2000 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND ATTENDANCE

Board of Directors. The Board of Directors held five meetings during 2000. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which the director served, except for Messrs. Allyn, Brady, Callan and Washington.

Executive Committee. The Executive Committee of the Board of Directors is empowered to act in the board’s stead when the Board of Directors is not in session, during which time the Executive Committee possesses all of the board’s powers in the management of the business and affairs of M&T Bank Corporation except as otherwise limited by law. The Executive Committee met four times during 2000. Messrs. Wilmers (Chairman), Baird, Bennett, Campbell and Garman comprise the current membership of the Executive Committee.

Audit Committee. In addition to recommending the selection of the independent accountants each year, the Audit Committee serves as the examining committee for M&T Bank, N.A. and reviews the activities of the examining committee of M&T Bank, the audit plan and scope of work of M&T Bank Corporation’s independent accountants, the results of the annual audit and the limited reviews of quarterly financial information, the recommendations of the independent accountants with respect to internal controls and accounting procedures, and any other matters it deems appropriate. Ms. Bontempo and Messrs. Allyn, Glynn and Hodgson served as members of the Audit Committee throughout 2000 and are currently serving as such. The Audit Committee is qualified within the meaning of the applicable rules established by the New York Stock Exchange.

As of February 21, 2001, the Board of Directors appointed R. Carlos Carballada to the Audit Committee. The Board of Directors has determined in its business judgment that his prior positions with FNB Rochester Corp. and its bank subsidiary, First National Bank of Rochester, and his current consulting arrangement with M&T Bank do not interfere with his exercise of independent judgment. For additional information, see the discussion applicable to Mr. Carballada under the caption “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS, Directors’ Fees, M&T Bank.” The Board of Directors further determined in its business judgment that, given Mr. Carballada’s financial management expertise, his membership on the Audit Committee is in the best interests of M&T Bank Corporation and its stockholders.

Report of the Audit Committee

The Audit Committee met four times during 2000 with representatives of M&T Bank Corporation’s independent accountants. It has reviewed and discussed M&T Bank Corporation’s 2000 audited financial statements with M&T Bank Corporation’s management and has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of M&T Bank Corporation’s financial statements. The Audit Committee has also received the written disclosures and the letter from M&T Bank Corporation’s independent auditors as required by Independence Standards Board No. 1 and has discussed with the independent auditors their independence. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in M&T Bank Corporation’s Annual Report on Form 10-K to be filed with the SEC.

The Audit Committee has adopted a written charter which was approved by the Board of Directors. The charter is included as Appendix B to this proxy statement.

This report was adopted on February 20, 2001 by the Audit Committee of the Board of Directors:

C. Angela Bontempo, Chair	James V. Glynn

William F. Allyn	Patrick W.E. Hodgson

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Charter of the Audit Committee of M&T Bank Corporation shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act.

Compensation Committee. The Compensation Committee is responsible for administering M&T Bank Corporation’s stock option plans, including the making of new grants thereunder, for administering the Annual Incentive Plan, the M&T Bank Corporation Directors’ Stock Plan and, in addition, for making such determinations and recommendations as the Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of M&T Bank Corporation and its subsidiaries. The Compensation Committee met twice during 2000. Messrs. Pereira (Chairman), Baird and Brady currently serve as the members of the Compensation Committee.

M&T Bank Corporation does not have a standing committee of its Board of Directors on nominations, or any other committee performing similar functions.

OTHER MATTERS

The Board of Directors of M&T Bank Corporation is not aware that any matters not referred to in the form of proxy will be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

INDEPENDENT PUBLIC ACCOUNTANTS

On the recommendation of the Audit Committee of the Board of Directors, the firm of PricewaterhouseCoopers LLP, certified public accountants, has been selected as M&T Bank Corporation’s principal independent public accountants for the year 2001, a capacity in which it has served since 1984. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

Audit Fees. PricewaterhouseCoopers LLP billed a total of $664,000 for services rendered for the audit of M&T Bank Corporation’s annual financial statements as of and for the year ended December 31, 2000, and for its review of M&T Bank Corporation’s quarterly financial statements during 2000.

All Other Fees. No fees were billed and no services were provided by PricewaterhouseCoopers LLP during 2000 for financial information systems design and implementation. Fees billed by PricewaterhouseCoopers LLP for all other services rendered to M&T Bank Corporation during 2000 totaled $1,218,000. The Audit Committee of the Board of Directors has determined that the provision of such services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

SOLICITATION COSTS

The cost of soliciting proxies in the accompanying form will be borne by M&T Bank Corporation. The solicitation is being made by mail, and may also be made by telephone or in person using the services of a number of regular employees of M&T Bank Corporation and its subsidiary banks at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by M&T Bank Corporation for expenses incurred in sending proxy material to beneficial owners of the Common Stock.

STOCKHOLDER PROPOSALS

Under M&T Bank Corporation’s Bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a stockholder entitled to vote who has delivered notice to M&T Bank Corporation (containing information specified in the Bylaws) not less than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in M&T Bank Corporation’s proxy statement. A stockholder wishing to submit a proposal for consideration at the 2002 Annual Meeting of Stockholders, either under SEC Rule 14a-8 or otherwise, should do so no later than November 10, 2001.

March 6, 2001

APPENDIX A

M&T BANK CORPORATION 2001 STOCK OPTION PLAN

1. Definitions

      In this Plan, except where the context otherwise indicates, the following definitions apply:

      (a) “Agreement” means the written agreement evidencing an Option.

      (b) “Board” means the Board of Directors of the Company.

      (c) “Code” means the Internal Revenue Code of 1986, as amended.

      (d) “Committee” means the committee of the Board meeting the standards of Rule 16b-3(d)(1) and Treasury Regulations § 1.162-27(c)(4), or any similar successor rules or regulations, appointed by the Board to administer this Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

      (e) “Common Stock” means the authorized but unissued or reacquired Common Stock, par value $.50 per share, of the Company.

      (f) “Company” means M&T Bank Corporation.

      (g) “Date of Exercise” means the date on which the Company receives notice pursuant to Article 7 of the exercise of an Option.

      (h) “Date of Grant” means the date on which an Option is granted by the action of the Committee or such later date as may be specified by the Committee in taking such action.

      (i) “Director” means any person who is a director of the Company or any Subsidiary.

      (j) “Employee” means any person determined by the Committee to be an employee of the Company or any Subsidiary.

      (k) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

      (l) “Fair Market Value” of a share of Common Stock means the amount equal to the closing price for a share of Common Stock on the New York Stock Exchange as reported by such source as the Committee may select, or, if such price quotation for a share of Common Stock is not so reported, then the fair market value of such stock as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose, in each case subject to adjustment under Article 9.

      (m) “Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under section 422 of the Code and that the Company designates as such in the Agreement granting the Option.

      (n) “Key Employee” means (i) any Employee selected by the Committee to receive Options under the Plan or (ii) a former trustee or officer of The East New York Savings Bank who, upon closing of the acquisition by the Company of The East New York Savings Bank, was granted nonstatutory stock options under the 1983 Plan pursuant to the terms of Section 5(i) of the Merger Agreement by and between First Empire State Corporation, The East New York Savings Bank and the incorporators of West Interim Savings Bank.

      (o) “1983 Plan” means the M&T Bank Corporation 1983 Stock Option Plan.

      (p) “Nonstatutory Stock Option” means an Option granted under the Plan which is not an Incentive Stock Option.

      (q) “Option” means an Incentive Stock Option or Nonstatutory Stock Option granted under the Plan.

      (r) “Option Period” means the period during which an Option may be exercised.

      (s) “Option Price” means the price per share at which an Option may be exercised. The Option Price shall be determined by the Committee but, in no event, shall the Option Price be less than the greater of the Fair Market Value of the Common Stock determined as of the Date of Grant or the par value of the Common Stock.

      (t) “Participant” means a Key Employee to whom an Option has been granted.

      (u) “Plan” means the M&T Bank Corporation 2001 Stock Option Plan.

      (v) “Rule 16b-3” means Rule 16b-3 of the rules and regulations as promulgated and amended from time to time by the SEC under Section 16(b) of the Exchange Act.

      (w) “SEC” means the Securities and Exchange Commission.

      (x) “Subsidiary” means a corporation at least fifty percent of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2. Purpose

      This Plan is intended to aid in maintaining and developing strong management through encouraging the ownership of Common Stock by Key Employees and through stimulating their efforts by giving suitable recognition, in addition to their other remuneration, to the ability and industry which contribute materially to the success of the Company’s business interests, and to provide an incentive to the continued service of such Key Employees.

3. Administration

      This Plan shall be administered by the Committee. In addition to any other powers granted to the Committee, it shall have the following powers, subject to the express provisions of the Plan:

      (a) subject to the provisions of Articles 4 and 6, to determine in its discretion the Key Employees to whom Options shall be granted under the Plan, the number of shares to be subject to each Option, and the terms upon which, the times at which, and the periods within which such Options may be acquired and exercised;

      (b) to determine all other terms and provisions of each Agreement, which need not be identical;

      (c) without limiting the foregoing, to provide in its discretion in an Agreement:

(i) for an agreement by the Participant to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee shall not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Participant;

(ii) for restrictions on the transfer, sale or other disposition of the Common Stock issued to the Participant upon the exercise of an Option;

(iii) for an agreement by the Participant to resell to the Company, under specified conditions, stock issued upon the exercise of an Option; and

(iv) for the form of payment of the Option Price upon the exercise of an Option, including without limitation in cash, by delivery (including constructive delivery) of shares of Common Stock valued at Fair Market Value on the Date of Exercise of the Option, or by a combination of cash and Common Stock;

      (d) to construe and interpret the Agreements and the Plan;

      (e) to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option granted under the Plan, at the time of such exercise, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

      (f) to provide for satisfaction of an Optionee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of shares of Common Stock otherwise issuable on the exercise of a Nonstatutory Stock Option or through delivery of shares of Common Stock to the Company by the Optionee under such terms and conditions as the Committee deems appropriate; and

      (g) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

      Any determinations or actions made or taken by the Committee pursuant to this Article shall be binding and final.

4. Eligibility

      Options may be granted only to Key Employees, provided, however, that the members of the Committee are not eligible to receive Options under the Plan. A Key Employee who has been granted an Option may be granted additional Options.

5. Stock Subject to the Plan

      (a) Subject to the provisions of Article 9, there is hereby reserved for issuance upon the exercise of Options granted under this Plan an aggregate of 10,000,000 shares of Common Stock. No Key Employee shall be granted in any fiscal year of the Company Options for more than 150,000 shares, provided that a newly-hired Key Employee who will serve as an executive officer of the Company may receive an additional one-time grant of Options covering up to 150,000 shares of the Common Stock upon commencement of employment with the Company, and provided further that such limits shall be subject to such adjustment, if any, as the Committee deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company; and

      (b) Shares of Common Stock available under this Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding Options. To the extent that shares of Common Stock are not issued or delivered by reason of the settlement in cash, expiration, termination, cancellation or forfeiture of such Options, or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an award under the Plan, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award under the Plan, then such shares of Common Stock shall again be available under the Plan. The Committee is authorized to modify or amend this Section 5(b) in such manner as the Committee deems appropriate for the administration of the Plan.

6. Options

      (a) Pursuant to the terms of the Plan, the Committee is hereby authorized to grant Nonstatutory Stock Options and Incentive Stock Options to Key Employees.

      (b) All Agreements granting Options shall contain a statement that the Option is intended to be either (i) a Nonstatutory Stock Option or (ii) an Incentive Stock Option.

      (c) The Option Period shall be determined by the Committee and specifically set forth in the Agreement, provided, however, that an Option shall not be exercisable after ten years from the Date of Grant in the case of an Incentive Stock Option and after ten years and one day from the Date of Grant in the case of a Nonstatutory Stock Option.

      (d) The aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options granted to any one person at any time (under all stock option plans of the person’s employer corporation and its “parent” and “subsidiary” corporations) may first become exercisable in any calendar year shall not exceed $100,000. For purposes of this Paragraph (d), the terms “parent” and “subsidiary” corporations shall have the respective meanings given to them in section 424 of the Code.

      (e) All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations.

      (f) All other terms of Options granted under this Plan shall be determined by the Committee in its sole discretion.

7. Exercise

      An Option may be exercised, subject to the terms of the Agreement under which it was granted, in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by either (a) full payment for the Common Stock with respect to which the Option is exercised; (b) delivery of shares of Common Stock (including constructive delivery) having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said option shall be exercised, provided that the shares of Common Stock to be delivered (if acquired under the Plan or any other plan maintained by the Company) have been held by the Participant for at least six (6) months; or (c) a properly executed exercise notice and irrevocable instructions to a broker promptly to deliver to the Company cash equal to the exercise price.

8. Nontransferability

      Except as otherwise provided in an Agreement, Options and Rights granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised, during the Participant’s lifetime, only by the Participant or, in the event of the Participant’s legal disability, by the Participant’s legal representative.

9. Capital Adjustments

      The number, class and Fair Market Value of shares subject to each outstanding Option, the Option Price, the aggregate number and class of shares for which grants thereafter may be made and the maximum number of shares of Common Stock subject to an Option that may be granted to a Participant shall be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company, provided, in each case that (a) with respect to Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended and (b) with respect to any Option, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m), unless otherwise determined by the Committee.

10. Termination or Amendment

      The Board shall have the power to terminate the Plan and to amend it in any respect, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply. No termination or amendment of the Plan shall affect adversely the rights or obligations or the Participant under the Plan without the Participant’s consent.

      11. Modification, Extension and Renewal of Options

      Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan; or may accept the surrender of outstanding Options (to the extent not exercised theretofore) granted under the Plan, or outstanding options (to the extent not exercised theretofore) granted under any other stock option, stock purchase, stock appreciation rights, or other stock-related plan of the Company or of a company which has been merged or consolidated with the Company or a Subsidiary or which has become a Subsidiary through the acquisition by the Company or by a Subsidiary of stock or assets of the company, and authorize the granting of new Options pursuant to the Plan in substitution therefor (to the extent not exercised theretofore), and the substituted Options may specify terms different than the surrendered options and rights or have any other provisions which are authorized by the Plan; or may assume options and rights granted by such other company, and such options shall not reduce the number of shares of Common Stock available for the grant of Options under this Plan, except to the extent that such options are granted under this Plan pursuant to a provision of a plan or agreement of merger of such other company with the Company, and to the extent that such options, if granted under this Plan, would reduce the number of shares of Common Stock available pursuant to the provisions of Article 5. The Company may grant options otherwise than under the provisions of this Plan and may adopt other stock option plans or stock purchase, stock appreciation rights, or other stock-related plans, and such options and stock granted or issued under such plans shall not reduce the number of shares of Common Stock available for the grant of Options under this Plan. Neither the adoption or amendment of this Plan nor the submission of the Plan or amendments for stockholder approval shall be deemed to impose any limitation on the powers of the Company to grant or assume options otherwise than under this Plan or to adopt other stock option plans or stock purchase, stock appreciation rights, or other stock-related plans, nor shall they be deemed to impose any requirement of stockholder approval upon the same. Notwithstanding the foregoing, however, (i) the authority conferred by this Article 11 shall not be used by the Committee to cause an Option granted under this Plan to be repriced within the meaning of Item 402(i)(1) of Regulation S-K (17 C.F.R. § 229.402(i)(1)) as in effect on the date hereof and (ii) no modification of an Option granted under the Plan shall adversely alter or impair the rights or obligations of the holder of such Option without the consent of the holder.

12. Effectiveness of the Plan

      The Plan and any amendments which require stockholder approval pursuant to Article 10 are subject to approval by vote of the stockholders of the Company within twelve months after their adoption by the Board. Subject to such approval, the Plan and any amendments are effective on the date on which they are adopted by the Board. Options may be granted prior to stockholder approval of the Plan or amendments, but each such Option granted shall be subject to the approval, if required, of the Plan or amendments by the stockholders. Except as otherwise required to satisfy the requirements of Rule 16b-3, the day on which any Option granted prior to required stockholder approval of the Plan or amendments is granted shall be the Date of Grant for all purposes as if the Option had not been subject to such approval. No Option granted may be exercised prior to such required stockholder approval.

13. Term of the Plan

      Unless sooner terminated by the Board pursuant to Article 10, the Plan shall terminate ten years from the date on which the Board approves the most recent amendment to the Plan that changes either the aggregate number of shares of Common Stock that may be issued under the Plan or the class of persons eligible to receive Options under the Plan, and which amendment subsequently is approved by the stockholders of the Company. No Options may be granted after termination. Termination of the Plan shall not affect the validity of any Option outstanding on the date of termination.

14. Indemnification of Committee

      In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

15. General Provisions

      (a) The establishment of the Plan shall not confer upon any Employee or Key Employee any legal or equitable right against the Company, any Subsidiary or the Committee except as expressly provided in the Plan.

      (b) The Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract between the Company and any Subsidiary and any Employee or Key Employee. Participation in the Plan shall not give any Employee or Key Employee any right to be retained in the service or employ of the Company or any Subsidiary. The Company and its Subsidiaries retain the right to hire and discharge any Employee at any time, with or without cause, as if the Plan never had been adopted.

      (c) The interests of any Participant under the Plan are not subject to the claims of creditors and may not be assigned, alienated or encumbered in any way.

      (d) The Plan shall be governed, construed and administered in accordance with the laws of the State of New York and the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under section 422 of the Code.

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE
OF M&T BANK CORPORATION

      Purpose

      The establishment and maintenance of internal control systems and the financial reporting for M&T Bank Corporation (the Corporation) and its subsidiaries is the responsibility of management, as overseen by the Board of Directors (the Board) of the Corporation. The primary purpose of the Audit Committee (the Committee) is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Corporation’s financial reporting process, including by overviewing the financial reports and other financial information provided by the Corporation to any governmental or regulatory body, the public or other users thereof, the Corporation’s systems of internal accounting and financial controls, the annual independent audit of the Corporation’s financial statements, and the Corporation’s legal compliance.

      Membership

      The Committee shall be comprised of not less than three members of the Board. The Committee’s members shall be appointed annually by the Board and will meet the independence and experience requirements of the Audit Committee Rules of the New York Stock Exchange.

      Accordingly, all of the members will be directors:

      1. Who have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation; and

      2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

      Responsibilities

      The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including the internal audit function, as well as the outside auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the outside auditor’s work.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

      The Committee shall:

      1. Review and reassess the adequacy of this Charter on an annual basis.

      2. Maintain a direct line of communication with the internal audit function through the Auditor of the Corporation (the Auditor), using the resources of the Audit Department of Manufacturers and Traders Trust Company (the Audit Department), the outside auditor, and the Board.

      3. Recommend to the Board selection, evaluation, and replacement where appropriate, of the outside auditor, which firm is ultimately accountable to the Committee and the Board.

      4. Review with management and the outside auditor the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K (and the Annual Report to Stockholders), including any significant issues regarding accounting principles, practices and judgements. Also, the Committee shall review and consider with the outside auditor the matters required to be discussed by Statement of Auditing Standards (“SAS’) Nos. 61 and 90. This review will occur prior to the Corporation’s filing of the Form 10-K.

      5. Review as a whole, or through the Committee chair, with the outside auditors the interim financial results to be included in the Corporation’s quarterly reports to be filed with Securities and Exchange Commission (and any Quarterly Reports to Stockholders) and the matters required to be discussed by SAS Nos. 61 and 90. Whenever possible, this review will occur prior to the Corporation’s filing of the Form 10-Q.

      6. Request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard No. 1.

      7. Discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s independence.

      8. Recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

      9. Approve the fees to be paid to the outside auditor.

      10. Review the appointment and, where appropriate, the replacement of the Auditor.

      11. Confirm and assure the independence of the Auditor.

      12. Inquire of management, the Auditor, and the outside auditor in regard to significant risks and exposures, and assess the actions taken by management to minimize such risks.

      13. Consider, in consultation with the Auditor and the outside auditor, the audit scope and plan of the internal audit function and the outside auditor, and the coordination of audit efforts to ensure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

      14. Review and consider with the Auditor and the outside auditor the adequacy of the Corporation’s and its subsidiaries’ systems of internal control, including computerized information controls and security.

      15. Review and consider with the outside auditor any significant findings and recommendations of the outside auditor, with management’s corresponding responses.

      16. Review major changes to the Corporation’s auditing and accounting principles and practices as suggested by the outside auditor, Audit Department, or management.

      17. Review with management and the Auditor:

a. Significant internal audit findings and recommendations during the year, and management’s responses thereto;

b. Any difficulties encountered during the course of any internal audits, including any restrictions on the scope of audit work or access to required information;

c. Any amendments to the annual audit plan;

d. The annual budget and staffing of the Audit Department; and

e. The Audit Department’s compliance with the Institute of Internal Auditors’ “Standards for the Professional Practice of Internal Auditing.”

      18. Review with management, the outside auditor, or the Auditor, as the case may be, those examinations and reports which are required to be reviewed by the Committee under applicable law.

      19. Review with the Corporation’s General Counsel legal and regulatory matters that may have a material impact on the financial statements, compliance policies and procedures, and any material reports or inquiries received from regulators or government agencies.

      20. Report actions of the Committee to the Board with such recommendations as the Committee may deem appropriate.

      21. Approve the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

Authority

      The Committee shall have the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or other consultants to advise the Committee. The Committee shall meet at least four times annually, or more frequently as circumstances require. The Committee may ask selected members of management of the Corporation, including the Chief Financial Officer, the Controller, the Chief Credit Officer and the Auditor, to regularly attend the meetings, and may ask other members of management, including the Chairman of the Board and the President and Chief Executive Officer of the Corporation, to attend the meetings and provide information as deemed necessary. The Committee shall have unrestricted access to all data, records, and employees as considered necessary, and will perform such other functions as assigned by law, the bylaws of the Corporation and its subsidiaries, or the Board.

P	M&T BANK CORPORATION

R

O	ANNUAL MEETING OF STOCKHOLDERS — APRIL 17, 2001 AT 11:00 A.M.

X

Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Steven B. Detwiler, Kenneth M. McAlpin and John F. Pond as Proxies and authorizes said Proxies, or any one of them, to represent and to vote all of the shares of common stock of M&T Bank Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 17, 2001 and any adjournments thereof (i) as designated on the items set forth on the reverse side and (ii) at the discretion of said Proxies, or any one of them, on such other matters as may properly come before the meeting.

(MARK, SIGN AND DATE ON REVERSE SIDE)

SEE REVERSE SIDE

[X]	Please mark vote as in this example

1.   ELECTION OF DIRECTORS

Nominees: (01) William F. Allyn, (02) Brent D. Baird, (03) John H. Benisch, (04) Robert J. Bennett, (05) C. Angela Bontempo, (06) Robert T. Brady, (07) Patrick J. Callan, (08) Carl L. Campbell, (09) R. Carlos Carballada, (10) T. Jefferson Cunningham III, (11) Donald Devorris, (12) Richard E. Garman, (13) James V. Glynn, (14) Daniel R. Hawbaker, (15) Patrick W.E. Hodgson, (16) Samuel T. Hubbard, Jr., (17) Richard G. King, (18) Reginald B. Newman, II, (19) Peter J. O’Donnell, Jr., (20) Jorge G. Pereira, (21) Robert E. Sadler, Jr., (22) Stephen G. Sheetz, (23) John L. Vensel, (24) Herbert L. Washington, and (25) Robert G. Wilmers

[ ]	FOR ALL NOMINEES	[ ]	WITHHELD FROM ALL NOMINEES	IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ALL NOMINEES AND FOR APPROVAL OF THE M&T BANK CORPORATION 2001 STOCK OPTION PLAN. A VOTE FOR ALL NOMINEES AND FOR APPROVAL OF THE M&T BANK CORPORATION 2001 STOCK OPTION PLAN IS RECOMMENDED.

For all nominees except as noted below:

[ ]___________________

2.  M&T BANK CORPORATION 2001 STOCK OPTION PLAN

To approve the M&T Bank Corporation 2001 Stock Option Plan described in the accompanying proxy statement

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

Mark here for address change and note change at left	[ ]	Mark here if you plan to attend the meeting	[ ]	Mark here to discontinue duplicate annual reports	[ ]

Please mark, date and sign below exactly as name appears hereon and return this proxy in the envelope provided. Persons signing as executors, administrators, trustees, etc. should so indicate. If a joint account, all should sign.

Signature:	Date:	Signature:	Date:

INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have three alternative ways of voting their proxies:

1. By Mail (traditional method); or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or Internet must be cast prior to 3:00 p.m. E.S.T., April 16, 2001.

VOTE BY TELEPHONE	VOTE BY INTERNET
It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It’s fast, convenient, and your vote is immediately confirmed and posted

Follow these four easy steps:	Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number	2.	Go to the Website

	1-877-PRX-VOTE (1-877-779-8683).		http://www.eproxyvote.com/mtb or

			http://www.mandtbank.com

3.	Enter your 14-digit Control Number located on your Proxy Card above your name.	3	Enter your 14-digit Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important!	Your vote is important!

Call 1-877-PRX-VOTE anytime!	Go to http://www.eproxyvote.com/mtb or hhtp://www.mandtbank.com

IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET OR
BY MAIL, WILL BE THE VOTE COUNTED.